Assignment Agreement

This ASSIGNMENT (the “Agreement”) is entered into effective as of December 11th, 2013 by and between Joseph H. Drury (the “Assignor”) and Chanticleer Holdings, Inc., a Delaware corporation (as “Assignee”). Terms capitalized herein but not otherwise defined shall have the meaning ascribed thereto in the Second Amended and Restated Operating Agreement of the JF Restaurants, LLC, a North Carolina limited liability company (the “Company”) dated as of the 1st day of January, 2010, and in effect as of the date hereof (the “Operating Agreement”).

FOR AND IN CONSIDERATION OF the payment of the purchase price and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.           Assignment and Assumption. The Assignor hereby assigns, sells, transfers and sets over (the "Assignment") to the Assignee, the Assignor’s rights, titles, benefits, privileges and interests in and to a five percent (5%) Preferred Membership Interest and Units in the Company so that the Assignor’s Interests are reduced. The Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants to be observed, performed, paid or discharged from and after the date hereof, with respect to Assignor’s Preferred Membership Interest being transferred in the Company.

2.           Purchase Price. The Assignee has paid, and the Assignor acknowledges the payment of thirty thousand dollars ($30,000.00) to the Assignor.

3.           Recapitalization and Amendment of Operating Agreement. The Operating Agreement will be amended to reflect the Assignment.

4.           Representations By Assignor. To induce the Assignee to accept the delivery of this Assignment, the Assignor hereby represents and warrants the following to the Assignee with respect to their Preferred Membership Interest that, on the date hereof and at the time of such delivery:

5.1.          The Assignor is the legal and beneficial owner of the Preferred Membership Interest being assigned. The Assignor has not sold, transferred, or encumbered any or all of the Preferred Membership Interest being assigned. Subject to the provisions of the Operating Agreement, the Assignor has the full and sufficient right at law and in equity to transfer and assign the Preferred Membership Interest, and is transferring and assigning the Preferred Membership Interest to the Assignee free and clear of any and all right, title, or interest of any other person whatsoever.

5.2.          The Assignor has been given no notice of any default by the Assignor in performing his obligations under the provisions of the Operating Agreement and, to the best of the Assignor’s knowledge, information, and belief, the Assignor is not in default in performing those obligations.

5.           Miscellaneous. This Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement via facsimile transmission shall be equally as effective as delivery of an original executed counterpart. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to its choice of law principles.

IN WITNESS WHEREOF, the parties have executed this Assignment, Assumption and Joinder Agreement as of the date first above written.

ASSIGNOR:

Joseph H. Drury

ASSIGNEE:
Chanticleer Holdings, Inc.

By:
Michael D. Pruitt,
President & CEO